Filed Pursuant to Rule 424(b)(2)
Registration No. 333-225167

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 4, 2018)

$90,000,000

7.75% Senior Notes due 2033

We are offering $90,000,000 aggregate principal amount of 7.75% senior notes due 2033 (the “Notes”). Interest on the Notes will accrue from June 11, 2018 at a rate of 7.75% per year and will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2018. We may redeem the Notes in whole or in part on or after June 15, 2023 at our option at the redemption prices described here under “Description of Notes—Optional Redemption.”

The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured obligations. The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will effectively rank junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables and leases) of our subsidiaries. See “Description of Notes—Ranking.”

We intend to apply to list the Notes on the Nasdaq Global Select Market. If the application is approved, we expect trading in the Notes on the Nasdaq Global Select Market to begin within 30 days after the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Notes	Total(2)
Public Offering Price(1)	100.00%	$90,000,000
Underwriting Discount(3)	3.15%	$2,835,000
Proceeds to Company (before expenses)	96.85%	$87,165,000

(1)	Plus accrued interest, if any, from June 11, 2018, if settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.
(3)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional $10,000,000 aggregate principal amount of Notes within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about June 11, 2018.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank	Cowen

Co-Managers

JMP Securities	Ladenburg Thalmann	Sandler O’Neill + Partners, L.P.

The date of this Prospectus Supplement is June 6, 2018.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus and the documents incorporated by reference (see “Incorporation by Reference” in this prospectus supplement). In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections for additional information by indicating the caption headings of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we file with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, “we,” “us,” “our,” “our company,” “the registrant,” “the Company” and “Cowen” each refers to Cowen Inc. including its subsidiaries, unless specifically provided otherwise or the context indicates otherwise.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We incorporate by reference the documents listed below (other than any portions thereof which, under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 6, 2018, as amended on March 23, 2018 and April 30, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on April 30, 2018; and

•	Our Current Reports on Form 8-K, filed on January 5, 2018; January 25, 2018; April 26, 2018 (filed with the SEC at 4:10:15 p.m. EDT); May 14, 2018 (filed at 9:05:37 a.m. EDT); May 14, 2018 (filed at 9:12:42 a.m. EDT); and May 24, 2018.

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement on Form S-3 (File No. 333-225167) and prior to the termination of the offering of securities covered by this prospectus supplement shall also be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof which, under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act). If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement or a subsequent incorporated document, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.

We routinely file annual, quarterly and special reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 001-34516.

We maintain a public internet site at http://www.cowen.com and make available free of charge through this site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement and such information should not be considered to be part of this prospectus supplement. You should not rely on any such information in making your decision whether to purchase our securities.

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the Notes will be made against payment therefor on or about June 11, 2018, which is the third business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement should consult their own advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER FACTORS

This prospectus supplement and the documents incorporated herein by reference contain certain forward-looking statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking terms such as “may,” “might,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “possible,” “potential,” “intend,” “seek” or “continue,” the negative of these terms and other comparable terminology or similar expressions. In addition, our management may make forward-looking statements to analysts, representatives of the media and others. These forward-looking statements represent only the Company’s beliefs regarding future events (many of which, by their nature, are inherently uncertain and beyond our control) and are predictions only, based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks outlined under Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports we have filed with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update any of these forward-looking statements after the date they are made to conform our prior statements to actual results or revised expectations. Further disclosures that we make on related subjects in our additional filings with the SEC should be consulted.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement, as further described above under “Incorporation by Reference.” This summary may not contain all the information that you should consider before investing in the Notes. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

Cowen Inc.

Cowen Inc. (formerly Cowen Group, Inc.), a Delaware corporation formed in 2009, is a diversified financial services firm and, together with its consolidated subsidiaries (collectively, “Cowen” or the “Company”), provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management services through its two business segments: the investment management segment and the investment bank segment. The investment management segment includes private funds, managed accounts, commodity pools, real estate funds, private equity structures, registered investment companies and listed vehicles and also manages a significant portion of the Company’s proprietary capital. The investment bank segment offers industry focused investment banking for growth-oriented companies including advisory and global capital markets origination and domain knowledge-driven research, sales and trading platform for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services.

The Company’s investment management platform, which operates primarily under the Cowen Investment Management name (formerly “Ramius”), offers innovative investment products and solutions across the liquidity spectrum to institutional and private clients. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended since 1997. The Company’s investment management business offers investors access to a number of strategies to meet their specific needs including long/short equity, merger arbitrage, activism, health care royalties, private healthcare and private real estate. The Company’s investment management business focuses on attracting and retaining talented in-house and affiliated investment teams and providing seed capital and working capital, an institutional infrastructure, robust sales and marketing and industry knowledge. A significant portion of the Company’s capital is invested alongside the Company’s investment management clients. The Company has also invested some of its capital in its aviation and reinsurance businesses. Our investment management business had approximately $10.8 billion of assets under management as of April 1, 2018. See the section titled “Assets Under Management and Fund Performance” in our Quarterly Report on Form 10-Q for the period ended March 31, 2018 for further analysis.

Our investment bank businesses include investment banking, research, sales and trading, prime brokerage, global clearing and commission management services to companies and primarily institutional investor clients. Our primary target sectors (“Target Sectors”) are healthcare, technology, media and telecommunications, information and technology services, consumer, aerospace and defense, industrials, energy and transportation. We provide research and brokerage services to over 4,000 domestic and international clients seeking to trade securities and other financial instruments, principally in our Target Sectors. The investment bank segment also offers a full-service suite of introduced prime brokerage services targeting emerging private fund managers. Historically, we have focused our investment banking efforts on small to mid-capitalization public companies as well as private companies. From time to time, the Company invests in private capital raising transactions of its investment banking clients.

Our principal executive offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 845-7900. Our website address is www.cowen.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

Principal Business Lines

Alternative Investment Products and Services

Alternative Investment Strategies

The Company’s investment management strategies are focused on addressing the needs of institutional investors and high net worth individuals to preserve and grow allocated capital. The Company and its affiliated investment advisors offer a variety of investment management products that provide access to a number of strategies, including merger arbitrage, long/short equity, activism and private healthcare. The Company and one of its affiliated investment advisors also manage certain multi-strategy private funds that are currently in wind-down. The majority of assets remaining in these private funds include investments in private companies, real estate investments and special situations.

Real Estate

Our real estate business focuses on generating attractive, risk adjusted returns by creating and offering to investors vehicles that invest in real estate using an owner/manager approach. We underwrite securities issued by and provide advice and financing in connection with redevelopment of all real estate property types and have done so since 1999. This approach emphasizes a focus on real estate fundamentals and potential market inefficiencies. The RCG Longview platform of real estate funds provides senior bridge loans, subordinated mortgages, mezzanine loans, and preferred equity through its debt fund series, and makes equity investments through its equity funds. As of December 31, 2017, the members of the general partners of the RCG Longview platform of funds and their affiliates, independent of the RCG Longview funds, collectively owned interests in and/or managed over 21,000 apartments and approximately 21 million square feet of commercial space for their own accounts. The Company’s ownership interests in the various general partners of the RCG Longview funds range from 20% to 55%.

HealthCare Royalty Partners (“HRP”)

The Company’s healthcare royalties business primarily purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets (through the funds managed by HealthCare Royalty Partners). We share the net management fees from the HealthCare Royalty Partners funds equally with the founders of HealthCare Royalty Partners. In addition, we have interests in the general partners of the HealthCare Royalty Partners funds ranging from 25% to 40.2%.

Broker-Dealer Business

Investment Banking

Our investment banking professionals are focused on providing strategic advisory and capital raising services to United States (“U.S.”) and international public and private companies in our Target Sectors. By focusing on our Target Sectors over a long period of time, we have developed a significant understanding of the unique challenges and demands with respect to public and private capital raising and strategic advice in these sectors. Our advisory and capital raising capabilities begin at the early stages of a private company’s accelerated growth phase and continue through its evolution as a public company. Our advisory business focuses on mergers and acquisitions, including providing fairness opinions and providing advice on other strategic transactions. Our capital markets capabilities include equity, including private investments in public equity and registered direct offerings, credit and fixed income, including public and private debt placements, exchange offers, consent solicitations and tender offers, as well as origination and distribution capabilities for convertible securities. We have a unified capital markets group which we believe allows us to be effective in providing cohesive solutions for our clients. Historically, a significant majority of our investment banking revenue has been earned from high-growth small and mid-capitalization companies. The Company, from time to time, may invest in private capital raising transactions of its clients.

Brokerage

Our team of brokerage professionals serves institutional investor clients in the U.S. and internationally. We trade common stocks, listed options, equity-linked securities and other financial instruments on behalf of our clients and offer a full-service suite of introduced prime brokerage services targeting emerging private fund managers. We provide our clients with an electronic execution suite. We provide global, multi-asset class algorithmic execution trading models to both buy side and sell side clients and also offer execution capabilities relating to these trading models through ATM Execution LLC. We also provide our clients with commentary on political, economic and market conditions. We have relationships with over 4,000 institutional investor clients. Our brokerage team is comprised of experienced professionals dedicated to our Target Sectors, which allows us to develop a level of knowledge and focus that we believe differentiates our brokerage capabilities from those of many of our competitors. We tailor our account coverage to the unique needs of our clients. We believe that our sector traders are able to provide superior execution because of their knowledge of the interests of our institutional investor clients in specific companies in our Target Sectors.

In connection with the brokerage services we provide, our sales professionals also provide our institutional investor clients with access to the management of our investment banking clients outside the context of financing transactions. These meetings are commonly referred to as non-deal road shows. Non-deal road shows allow our investment banking clients to increase their visibility within the institutional investor community while providing our institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We believe our deep relationships with company management teams and our sector-focused approach provide us with broad access to management for the benefit of our institutional investor and investment banking clients.

Research

As of December 31, 2017, we had a research team of 49 senior analysts covering approximately 931 companies. Within our equity coverage universe, approximately 30% are healthcare companies, 23% are TMT (technology, media and telecom) companies, 16% are energy companies, 13% are capital goods and industrial companies, 4% are basic materials companies and 14% are consumer companies. Our differentiated approach to research focuses our analysts’ efforts toward delivering specific investment ideas and de-emphasizes maintenance research. We place significant emphasis on analyst collaboration, both within and between sectors. We sponsor a number of conferences every year that are focused on our Target Sectors and sub-sectors. During these conferences we highlight our investment research and provide significant investor access to corporate management teams. We provide research solely through our broker-dealers in connection with our provision of brokerage services.

The Offering

Issuer	Cowen Inc.

Title of the Securities	7.75% Senior Notes due 2033.

Aggregate Principal Amount Offered	$90,000,000.

Over-Allotment Option	The underwriters may also purchase from us up to an additional $10,000,000 aggregate principal amount of the Notes solely to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

Initial Public Offering Price	100% of the aggregate principal amount.

Denominations	The Notes will be issued in denominations of $25.00 or in integral multiples of $25.00.

Listing	The Company intends to apply to list the Notes on the Nasdaq Global Select Market. If the application is approved, the Company expects trading in the Notes on the Nasdaq Global Select Market to begin within 30 days after the original Issue Date.

Maturity Date	June 15, 2033.

Issue Date	June 11, 2018.

Interest	7.75% per year, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2018. If an interest payment date falls on a day other than a business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Optional Redemption	We may redeem the Notes, in whole or in part, on or after June 15, 2023, at our option, at any time and from time to time, prior to maturity at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes—Optional Redemption” for additional details.

Ranking

The Notes will be our senior unsecured obligations, and will rank equal in right of payment with all of our current and future senior unsecured obligations. The Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables and leases) of our subsidiaries. In addition, since the Notes are unsecured, the Notes will also effectively rank junior in right of payment to any secured debt that we have outstanding to the extent of the value of the assets securing such debt. As of March 31, 2018, our total consolidated long-term indebtedness was $285.4 million. Of this amount, $9.3 million was secured indebtedness of our subsidiaries. The remaining $276.1 million of long-term indebtedness consisted of $32.3 million under our 3.00% cash convertible senior notes due 2019, $110.7 million under our 3.00% convertible senior notes due 2022, and $133.1 million under our 7.35% senior notes due 2027. These amounts do not include short-term borrowings and other short-term liabilities of our subsidiaries, which primarily consist of amounts payable to brokers and customers. The Notes would have been subordinated to all of such indebtedness of our subsidiaries as of March 31, 2018.

Use of Proceeds	The Company intends to use the net proceeds from this offering for general corporate purposes, including any potential acquisitions, and repurchases, repayments or redemptions of our debt securities or other indebtedness. See “Use of Proceeds.”

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent reports we have filed with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in the Notes. In particular, you should evaluate the information set forth under “Cautionary Note Regarding Forward-Looking Statements and Other Factors” and “Risk Factors” in this prospectus supplement for risks involved with an investment in the Notes.

Sinking Fund	The Notes will not be subject to any sinking fund.

Form of Notes	The Notes will be represented by global securities that will be deposited with or on behalf of, and registered in the name of, The Depository Trust Company (“DTC”) or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Governing Law	The Notes and the indenture under which the Notes are being issued will be governed by and construed in accordance with the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Conflicts of Interest

Our affiliate, Cowen and Company, LLC, is one of the book-running managers of the offering. As our affiliate, Cowen and Company, LLC would be deemed to have a “conflict of interest” with us under Rule 5121 of the Financial Industry Regulatory Authority, Inc.

(“FINRA”) with regard to the offering of the Notes. Therefore, the offering of the Notes will be conducted in compliance with the applicable requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. Cowen and Company, LLC will not confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Summary Financial Data

The summary financial data as of and for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from our unaudited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus and, in the opinion of management, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair statement of our results and financial position for such periods. The quarterly results are not necessarily indicative of the results for the full year. Our summary consolidated financial information presented below should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus and our pro forma financial statements and the notes thereto included in our Current Reports on Form 8-K filed on May 24, 2018, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three months ended March 31,		Years ended December 31,
	2018	2017	2017	2016	2015
	(dollars in thousands)
Revenues
Investment banking	$97,988	$36,553	$223,614	$133,279	$222,781
Brokerage	105,733	50,534	293,610	199,180	157,722
Management fees	7,417	8,708	33,245	40,612	41,906
Incentive income	16	546	5,383	8,334	1,466
Interest and dividends	25,954	5,089	49,440	14,732	13,796
Reimbursement from affiliates	377	1,652	2,860	10,504	21,557
Aircraft lease revenue	715	1,059	3,751	4,161	—
Reinsurance premiums	8,647	7,089	30,996	32,459	—
Other revenues	1,336	1,400	8,561	22,355	3,726
Consolidated Funds revenues	3,201	2,341	7,321	5,949	1,613

Total revenues	251,384	114,971	658,781	471,565	464,567
Expenses
Employee compensation and benefits	135,140	76,673	404,087	310,038	321,386
Non-compensation expense (excluding goodwill impairment and restructuring costs)	112,715	58,737	332,222	228,016	180,678
Restructuring costs	—	—	8,763	—	—
Goodwill impairment	—	—	—	—	—
Consolidated Funds expenses	2,431	4,963	12,526	9,064	2,310

Total expenses	250,286	140,373	757,598	547,118	504,374
Other income (loss)
Net gain (loss) on securities, derivatives and other investments	15,969	26,056	76,179	23,381	36,789
Bargain purchase gain	—	—	6,914	—	—
Gain (loss) on debt extinguishment	—	—	(16,039)	—	—
Consolidated Funds net gains (losses)	17,865	13,346	38,725	20,685	14,497

Total other income (loss)	33,834	39,402	105,779	44,066	51,286

Income (loss) before income taxes	34,932	14,000	6,962	(31,487)	11,479

	Three months ended March 31,		Years ended December 31,
	2018	2017	2017	2016	2015
	(dollars in thousands)
Income taxes expense (benefit)	6,923	1,911	44,053	(19,092)	(47,496)

Net income (loss)	28,009	12,089	(37,091)	(12,395)	58,975

Net Income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	11,156	9,105	23,791	6,882	15,246

Net income (loss) attributable to Cowen Inc.	16,853	2,984	(60,882)	(19,277)	43,729
Preferred stock dividends	1,698	1,698	6,792	6,792	4,075
Net income (loss) attributable to Cowen Inc. common stockholders	$15,155	$1,286	$(67,674)	$(26,069)	$39,654

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015
	(dollars in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$3,288,596	$2,041,547	$3,296,252	$2,018,523	$1,787,659
Total long-term debt	285,419	208,315	310,840	205,219	183,232
Total liabilities (including long-term debt)	2,137,483	869,157	2,107,629	866,668	810,755
Redeemable non-controlling interests	392,326	394,132	440,604	379,205	186,911

Total Stockholders’ Equity	$758,787	$778,258	$748,019	$772,650	$789,993

	As of March 31,		As of December 31,
	2018	2017	2017	2016	2015
	(dollars in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$3,288,596	$2,041,547	$3,296,252	$2,018,523	$1,787,659
Total long-term debt	285,418	208,315	310,840	205,219	183,232
Total liabilities (including long-term debt)	2,137,483	869,157	2,107,629	866,668	810,755
Redeemable non-controlling interests	392,326	394,132	440,604	379,205	186,911

Total Stockholders’ Equity	$758,787	$778,258	$748,019	$772,650	$789,993

RISK FACTORS

An investment in the Notes involves a high degree of risk. In addition to the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider each of the following risk factors and those set forth in the Company’s most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement.

Risks Related to the Notes

The Notes will be effectively subordinated, or junior in right of payment, to our secured indebtedness and to the indebtedness and other obligations of our subsidiaries.

The Notes will be our general unsecured senior obligations ranking effectively junior in right of payment to all of our existing and future secured debt, to the extent of the value of the collateral securing such debt. If we are declared bankrupt, become insolvent or are liquidated or reorganized, our secured creditors will be entitled to be paid in full from the proceeds of the collateral securing such secured obligations before any such proceeds may be applied to make payments on the Notes. Holders of the Notes will participate ratably in our remaining assets with all holders of our existing and future unsecured indebtedness that is not expressly subordinated to Notes and all of our other general unsecured obligations, including trade payables, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes in full. As a result, holders of the Notes would likely receive less, ratably, than holders of secured indebtedness.

At their issuance, the Notes are our sole obligation and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available therefor, whether by dividends, fees, loans or otherwise. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our indebtedness, including the Notes, to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors, including trade creditors. Accordingly, the Notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. In addition, since the Notes are unsecured, the Notes will also effectively rank junior in right of payment to any secured debt that we have outstanding to the extent of the value of the assets securing such debt As of March 31, 2018, our total consolidated long-term indebtedness was $285.4 million. Of this amount, $9.3 million was secured indebtedness of our subsidiaries. The remaining $276.1 million of long-term indebtedness consisted of $32.3 million under our 3.00% cash convertible senior notes due 2019, $110.7 million under our 3.00% convertible senior notes due 2022, and $133.1 million under our 7.35% senior notes due 2027. These amounts do not include short-term borrowings and other short-term liabilities of our subsidiaries, which primarily consist of amounts payable to brokers and customers. The Notes would have been subordinated to all of such indebtedness of our subsidiaries as of March 31, 2018.

We are a holding company and rely upon our subsidiaries for cash flow to make payments of principal and interest on the Notes.

We are a holding company with no business operations or assets other than the capital stock of our direct and indirect subsidiaries. Consequently, we will be dependent on dividends, distributions, loans and other payments from these subsidiaries to make payments of principal and interest on the Notes. The ability of our subsidiaries to pay dividends and make other payments to us will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in our most recent Annual Report on Form 10-K on file with the SEC. The ability of our direct and indirect subsidiaries to pay dividends and make distributions to us may be restricted by, among other things, applicable laws and regulations and by the terms of any debt agreements or other agreements into which they enter. If we are unable to obtain funds from our direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, we may not be able to pay cash interest or principal on the Notes when due.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The Notes are not rated and the issuance of a credit rating could adversely affect the market price of the Notes.

At their issuance, the Notes will not be rated by any credit rating agency. Following their issuance, the Notes may be rated by one or more of the credit rating agencies. If the Notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the Notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Notes. Any real or anticipated downgrade or withdrawal of any ratings of the Notes could have an adverse effect on the market price or liquidity of the Notes.

Ratings reflect only the view of the issuing credit rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Notes may not reflect all risks related to the Company and its business or the structure or market value of the Notes.

We cannot assure you that an active trading market will develop for the Notes.

Prior to this offering, there has been no trading market for the Notes and, although we intend to apply to list the Notes on the Nasdaq Global Select Market, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

Changes in the credit markets could adversely affect the market price of the Notes.

Following the offering, the market price for the Notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.

The terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, financing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes. We will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The Indenture under which the Notes are offered contains limited protections for holders of the Notes and may not protect your investment.

The indenture under which the Notes will be offered provides limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not limit our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations, including by indebtedness or obligations that would rank equally or senior to the Notes;

•	pay dividends on, or make any other payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries

Additionally, the indenture does not include any protection against events such as changes of control, restructurings or similar transactions. Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an Event of Default under the Notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $86,615,000, after deducting discounts, commissions and offering expenses related to this offering payable by us.

The Company intends to use the net proceeds from this offering for general corporate purposes, including any potential acquisitions, and repurchases, repayments or redemptions of our debt securities or other indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization:

•	on an actual basis; and

•	on an adjusted basis to give effect to this offering, after the payment of the underwriting discount and estimated fees and expenses of $550,000 related to this offering (assuming no exercise of the underwriters’ option to purchase additional Notes solely to cover over-allotments, if any).

The actual data are derived from our audited consolidated financial statements. You should read this table in conjunction with “Summary—Summary Financial Data,” which appears elsewhere in this prospectus supplement, and our audited consolidated financial statements and related notes and the discussion of our liquidity and capital resources as of December 31, 2017 incorporated by reference in this prospectus supplement.

	As of March 31, 2018
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$117,680	$204,295

Long-term debt
3.00% Cash Convertible Senior Notes due 2019	$32,305	$32,305
3.00% Convertible Senior Notes due 2022	110,656	110,656
7.35% Senior Notes due 2027	133,125	133,125
Other Notes Payable, aircraft finance	9,332	9,332
Senior Notes offered hereby	—	90,000
Total long-term debt	285,418	375,418

Total stockholders’ equity	758,787	755,402

Total capitalization	1,044,205	$1,130,820

DESCRIPTION OF NOTES

This following description of notes is intended to be an overview of the material provisions of the Notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The following summary of the terms of the Notes and the Indenture (as defined below) does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. You may request a copy of the Indenture from us as described under “Incorporation by Reference.” We urge you to read the Indenture and the form of the Note contained therein in their entirety, because those documents, and not this description, define your legal rights as a holder of the Notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of Debt Securities” in the accompanying prospectus.

References to “we,” “us,” “our,” “Cowen” and the “Company” in this section are only to Cowen Inc. and not to its subsidiaries, unless we specify otherwise. For the definition of certain capitalized terms used in this section, see “—Certain Definitions” below.

General

The Notes will be issued under an indenture dated as of October 10, 2014, between us and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture to be dated as of June 11, 2018, between us and the Trustee (as so amended and supplemented or otherwise modified from time to time, the “Indenture”). The Notes will be a separate series of our “senior debt securities” (as that term is used in the accompanying prospectus).

We will initially issue a total of $90,000,000 aggregate principal amount of Notes. We have granted the underwriters an option, to purchase up to an additional $10,000,000 aggregate principal amount of Notes solely to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

We are permitted to issue debt securities from time to time in one or more series under the Indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue additional senior debt securities under the Indenture having the same terms (except for the issue date, and, in some cases, the public offering price, the initial interest accrual date, and the first interest payment date) as, and ranking equally and ratably with, the Notes (“Additional Notes”), provided that such Additional Notes are fungible with the Notes offered hereby for U.S. federal income tax purposes. The Notes and any Additional Notes that may be issued will be treated as a single class for all purposes under the Indenture, including with respect to waivers, amendments and redemptions. Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of Notes” include any Additional Notes that are issued.

The Notes will be available for purchase in denominations of $25.00 and integral multiples of $25.00 in book-entry form only. See “—Book-Entry System; Delivery and Form.”

The Indenture does not contain any provisions that would necessarily protect holders of Notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

Maturity

The Notes will mature on June 15, 2033.

Interest

Interest on the Notes will accrue from June 11, 2018 at a rate of 7.75% per year and will be payable quarterly on March 15, June 15, September 15 and December 15 (each an “Interest Payment Date”), beginning on September 15, 2018. On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date which shall be the first day of the month of the respective Interest Payment Date (whether or not a business day).

The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday in the City of New York or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment.

Ranking

The Notes will be our senior unsecured obligations, and will rank equal in right of payment with all of our current and future senior unsecured obligations. Because the Notes are unsecured, the Notes will also effectively rank junior in right of payment to any secured indebtedness that we have outstanding to the extent of the value of the assets securing such indebtedness.

The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will effectively rank junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables and leases) of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of our subsidiaries and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries. In addition, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the Notes to participate in those assets will be subject to prior claims of creditors of the subsidiary.

The Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. As of March 31, 2018, our total consolidated long-term indebtedness was $285.4 million. Of this amount, $9.3 million was secured indebtedness of our subsidiaries. The remaining $276.1 million of long-term indebtedness consisted of $32.3 million under our 3.00% cash convertible senior notes due 2019, $110.7 million under our 3.00% convertible senior notes due 2022, and $133.1 million under our 7.35% senior notes due 2027. These amounts do not include short-term borrowings and other short-term liabilities of our subsidiaries, which primarily consist of amounts payable to brokers and customers. The Notes would have been subordinated to all of such indebtedness of our subsidiaries as of March 31, 2018. This does not include the indebtedness incurred under the Notes.

Listing

We intend to apply to list the Notes on the Nasdaq Global Select Market. We expect trading in the Notes to begin within 30 days of the original issue date.

Trading Characteristics

We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes.

Optional Redemption

We may, at our option, at any time and from time to time, on or after June 15, 2023, redeem the Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If we are redeeming less than all of the Notes, the Notes to be redeemed will be selected in accordance with the procedures of the Depositary.

Mandatory Redemption; Open Market and Other Purchases

The Company will not be required to repurchase the Notes or make any mandatory redemption or sinking fund payments with respect to the Notes. The Company or any affiliate of the Company may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, purchases in the open market, negotiated transactions or otherwise, in accordance with applicable securities laws. Such Notes may, at the option of the Company or the relevant affiliate of the Company, be held, resold, or surrendered to the trustee for cancellation. In determining whether the holders of the requisite principal amount of outstanding Notes have consented to or voted in favor of any request, direction, notice, waiver, amendment or modification under the Indenture, Notes which a trust officer of the Trustee actually knows to be held by the Company or an affiliate of the Company shall not be considered outstanding.

Certain Covenants

The following covenants will apply to the Notes:

Reports to Holders

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Trustee, for delivery to the holders of the Notes upon their written request therefor:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in the case of each of clauses (1) and (2), within 30 days after the Company files the same with the Commission (or if not subject to the periodic reporting requirements of the Exchange Act, within 30 days after it would have been required to file the same with the Commission); provided that the delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. To the extent that the Company files such information and reports with the Commission and such information and reports are publicly available via EDGAR on the Commission’s website, then the Company shall not be required to furnish such information and reports to the Trustee for delivery to the holders of the Notes.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:

(a)	the Company is the surviving or continuing corporation; or

(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company (the “Surviving Entity”):

(i)	shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii)	shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the Company’s part to be performed or observed;

(2)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above, no default or Event of Default shall have occurred or be continuing; and

(3)	the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the Company’s properties and assets, shall be deemed to be the transfer of all or substantially all of the Company’s properties and assets.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the Company’s assets in accordance with the foregoing in which the Company is not the continuing corporation, the successor

Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

The phrase “all or substantially all” of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company has occurred.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	change the stated maturity of the principal of, or any installment of interest on, any Note;

(3)	reduce the principal amount of, or premium, if any, or interest on, any Note;

(4)	change the optional redemption price (or the method of calculating the redemption price) of the Notes from those stated above under the caption “—Optional Redemption”;

(5)	waive a default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except, upon a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all holders;

(6)	make any Note payable in money other than U.S. dollars;

(7)	make any change in the amendment and waiver provisions of the Indenture; or

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s obligations to holders of Notes in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to add covenants for the benefit of the holders or to surrender any right or power conferred upon the Company;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to comply with the rules of any applicable securities depositary;

(9)	to add a Guarantor of the Notes;

(10)	to secure the Notes;

(11)	to provide for the issuance of Additional Notes in accordance with the Indenture; or

(12)	to conform the Indenture or the Notes to this “Description of Notes” to the extent any provision of the Indenture or the Notes is expressly inconsistent with any provision of this “Description of Notes”.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)	failure by the Company to comply with the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company for 60 days after written notice by the Trustee or holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other covenants or agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries) other than indebtedness for borrowed money owed to the Company or any of its Significant Subsidiaries, whether such indebtedness for borrowed money or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to make any payment of principal or interest when due at the stated maturity thereof (giving effect to any applicable grace periods and any extensions thereof) of such indebtedness for borrowed money (a “Payment Default”); or

(b)	results in the acceleration of such indebtedness for borrowed money prior to its express maturity,

and, in each case, the amount of any such indebtedness for borrowed money, together with the amount of any other such indebtedness for borrowed money that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

(6)	failure by the Company or any of its Significant Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default described in clause (7) above, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Notwithstanding the paragraph above, for the first 365 days immediately following an Event of Default relating to (i) our failure to file with the Trustee any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the caption “—Certain Covenants—Reports to Holders” above, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the Notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on the Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 365th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an Event of Default relating to such reporting obligations, either the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any default or Event of Default (except a default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing default or Event of Default and its consequences under the Indenture, except a continuing default or Event of Default in the payment of premium, interest or the principal of, the Notes or a default or Event of Default in respect of a provision that under the Indenture cannot be amended without the consent of each affected holder, and may rescind any related acceleration of the Notes if such rescission would not conflict with any judgment or decree of any court of competent jurisdiction and other conditions set forth in the Indenture are satisfied. The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the holder gives the Trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such holder or holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the holder.

The Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Within 10 business days after our becoming aware of the occurrence of any default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such default or Event of Default.

Legal Defeasance and Covenant Defeasance

The Indenture will provide that, at its option, the Company:

•	will be discharged from any and all obligations in respect of the Notes, except for certain obligations set forth in the Indenture that survive such discharge (“legal defeasance”); or

•	may terminate their obligations under certain restrictive covenants of the Indenture, and the occurrence of an event described in clause (3) or (4) under “—Events of Default” with respect to any such covenants or in clause (5), (6) or (7) (other than in the case of clause (7) with respect to the Company) under “—Events of Default” will no longer be an event of default (“covenant defeasance”);

in each case, if

(1)	the Company irrevocably deposits with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, (i) cash in U.S. dollars, (ii) non-callable U.S. government securities or (iii) a combination thereof, in each case in an amount sufficient, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to the Notes then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to the Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and the Notes;

(2)	no default or Event of Default shall have occurred and be continuing on the date of the deposit or insofar as an Event of Default resulting from certain events involving our bankruptcy or insolvency are concerned, at any time during the period ending on the 91st day after the date of the deposit or, if longer, ending on the day following the expiration date of the longest preference period applicable to the Company in respect of the deposit (and this condition will not be deemed satisfied until the expiration of such period);

(3)	the defeasance will not cause the Trustee to have any conflicting interest with respect to any of securities of the Company or result in the trust arising from the deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(4)	the defeasance will not result in a default or Event of Default under the Indenture with respect to the Notes (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound;

(5)	the Company shall have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture; and

(6)	the Company shall have delivered an officers’ certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the Indenture have been complied with.

If the Company fails to comply with its remaining obligations under the Indenture after a covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from the Event of Default. We will, however, remain liable for those payments.

Satisfaction and Discharge

With respect to the Notes, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the Company’s option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company shall have irrevocably deposited or caused to be deposited with the Trustee lawful money, direct or guaranteed government obligations, or a combination thereof, of the nature and in the amounts described above under the caption “—Legal Defeasance and Covenant Defeasance” in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	no default or Event of Default under the Indenture with respect to the Notes shall have occurred and be continuing (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound;

(3)	the Company shall have paid all other sums payable under the Indenture in respect of the Notes; and

(4)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry System; Delivery and Form

The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the “Depositary”) and will be in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by a Global Security (the “Global Security”) and will be registered in the name of a nominee of the Depositary.

The Depositary has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Commission.

Upon the issuance of the Global Security, the Depositary will credit its participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by such Global Security. The underwriters will designate which participants’ accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary’s participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to pledge your interest in the Notes.

So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture. Except as provided below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.

Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices. These payments will be the responsibility of the participants. The Global Security may not be transferred except as a whole to the Depositary, to another nominee of the Depositary or to a successor Depositary selected or approved by the Company or to a nominee of that successor Depositary. A Global Security is exchangeable for definitive Notes in registered form in authorized denominations only if:

•	the Depositary notifies the Company that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days;

•	the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by the Company within 90 days; or

•	the Company, in its sole discretion and subject to the procedures of the Depositary, determines not to require that all of the Notes be represented by a Global Security.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Guarantee” means, as to any Person, a guarantee, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness for borrowed money of another Person, but excluding endorsements for collection or deposit in the normal course of business.

“Guarantor” means any Subsidiary of the Company that fully and unconditionally Guarantees the payment of principal of, premium, if any, and accrued and unpaid interest on the Notes by executing and delivering to the Trustee a supplemental indenture, until such time as such Subsidiary is released from its Note Guarantee.

“Issue Date” means the first date that the Notes are issued under the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Subsidiary” means, with respect to any Person:

(1)	a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(2)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion is limited to Non-U.S. Holders (as defined below) and applies only to Notes that meet both of the following conditions:

•	they are purchased by those initial holders who purchase Notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Code (as defined below).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules such as:

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	foreign governments;

•	retirement plans;

•	dealers or traders in securities or currencies;

•	dealers or traders using a mark-to-market method of tax accounting for the Notes;

•	persons holding Notes as part of an “integrated,” “hedging,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	grantor trusts;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations; or

•	persons subject to the alternative minimum tax.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Notes to them.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation.

PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, INCLUDING THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, retirement or other taxable disposition of a Note.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the Notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership for U.S. federal income tax purposes;

•	The Non-U.S. Holder is not a bank receiving interest on a loan entered into the ordinary course of its trade or business;

•	Such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States;

•	either (i) the beneficial owner of the Notes certifies to the Company or the Company’s agent on Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or successor form), under penalties of perjury, that it is not a “United States person” (as defined in the Code), provides its name, address and certain other required information or certain other certification requirements are satisfied, and renews the certificate periodically as required by the Treasury Regulations or (ii) a securities clearing organization, or certain other financial institutions holding the Note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, to the Company or the Company’s paying agent on IRS Form W-8IMY (or successor form) that the certification described under (i) above has been received by it and furnishes the Company or the Company’s paying agent with a copy thereof; and certain other conditions are satisfied; and

•	neither the Company nor the Company’s paying agent has actual knowledge or reason to know that the beneficial owner of the Note is not entitled to exemption from withholding tax.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, if a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Notes to such Non-U.S. Holder will generally be subject to a 30 percent U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of such Note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.” See the discussion below under “FATCA Legislation” regarding withholding under the FATCA rules on gross proceeds of the sale, exchange, retirement or other taxable disposition of the Notes.

Non-U.S. Holder Engaged in a U.S. Trade or Business

Subject to the discussion below concerning backup withholding and FATCA, if a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business (and if required by an applicable income tax treaty, the income or gain is attributable to a permanent establishment or fixed base maintained by the holder in the United States), the Non-U.S. Holder, will generally be subject to United States federal income tax on such income or gain on a net income tax basis generally in the same manner as if the Non-U.S. Holder was a “United States person” (as defined in the Code), subject to an applicable income tax treaty providing otherwise. However, the Non-U.S. Holder will be exempt from the withholding tax on interest if such Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax on interest. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of (i) a branch profits tax at a rate of 30% (or a lower treaty rate) and (ii) a 30% United States federal income tax on any gain recognized by a Non-U.S. Holder who is an individual present in the United States for 183 days or more during the taxable year of that disposition (if certain other conditions are also met), subject to an applicable income tax treaty providing otherwise.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other intergovernmental agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% in certain circumstances on (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the Notes held by or through certain financial institutions (including investment funds), unless such institution certifies that it has entered into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain Non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and the non-U.S.

entity’s jurisdiction may modify these requirements. Similarly, (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the United States Department of the Treasury. Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC and UBS Securities LLC are acting as the representatives of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement among us and the underwriters, each of the underwriters has agreed, severally and not jointly, to purchase from us, and we have agreed to sell to the underwriters, the aggregate principal amount of Notes set opposite its name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$38,250,000
UBS Securities LLC	38,250,000
Cowen and Company, LLC	0
JMP Securities LLC	4,500,000
Ladenburg Thalmann & Co. Inc.	4,500,000
Sandler O’Neill & Partners, L.P.	4,500,000

Total	$90,000,000

The underwriting agreement provides that the several obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.50 per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per Note on sales to other dealers. After the initial offering of the Notes to the public, the underwriters may change the public offering price and concessions. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The amount of the underwriting discount (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is 3.15%.

We have granted the underwriters an option to purchase up to an additional $10,000,000 aggregate principal amount of Notes at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any. If the underwriters’ option were exercised in full, the total price to the public would be $100,000,000, the total underwriting discount would be $3,150,000 and the proceeds to the Company, before deducting expenses, would be $96,850,000.

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities (excluding those which are convertible into or exchangeable for equity or convertible into a cash amount the value of which is linked to the Company’s equity) issued or guaranteed by the Company or any securities convertible into, or exercisable or exchangeable for, such debt securities issued or guaranteed by the Company with respect to any of the foregoing for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives of the underwriters. This consent may be given at any time without public notice.

Prior to this offering, there has been no public market for the Notes. We intend to apply to list the Notes on the Nasdaq Global Select Market. If the application is approved, we expect trading in the Notes on the Nasdaq Global Select Market to begin within 30 days after the original issue date.

The Notes are a new issue of securities with no established trading market. The representatives of the underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount described above, will be approximately $435,000 and will be payable by us. In addition, we have agreed to reimburse the underwriters for certain offering expenses related to (i) clearing this offering with FINRA in an amount not to exceed $15,000 and (ii) fees of counsel for the underwriters not to exceed $100,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of these liabilities.

The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

In addition, in the ordinary course of their respective business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statements of which this prospectus supplement and the accompany prospectus form a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any Notes.

It is expected that delivery of the Notes will be made against payment therefor on or about June 11, 2018, which is the third business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement should consult their own advisors.

The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose procession this prospectus supplement comes are advised to inform themselves about, and to observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of any offer to buy, the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest

Our affiliate, Cowen and Company, LLC, is one of the book-running managers of the offering. As our affiliate, Cowen and Company, LLC would be deemed to have a “conflict of interest” with us under Rule 5121 of FINRA with regard to the offering of the Notes. Therefore, the offering of the Notes will be conducted in compliance with the applicable requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. Cowen and Company, LLC will not confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for us or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to, and is only directed at, persons who (i) are outside the United Kingdom or (ii) are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (iii) are persons falling within Article 49(2)(a) to (e) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Skadden, Arps, Slate, Meagher  & Flom LLP, New York, New York, will pass upon certain legal matters relating to the Notes for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Cowen Inc. for the year ended December 31, 2017, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cowen Inc. as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Convergex Group, LLC and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in members’ equity, and cash flows and notes to consolidated financial statements for each of the years in the three-year period ended December 31, 2016, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Starboard Value A LP at December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated in this prospectus supplement reference to the Annual Report on Form 10-K/A filed with the SEC on March 23, 2018, and for each of the two years in the period ended December 31, 2017 have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2015, and for the year ended December 31, 2015, by PricewaterhouseCoopers LLP, independent auditors, as set forth in their respective report thereon appearing elsewhere herein, and is included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of Starboard Value A LP for the year ended December 31, 2015 incorporated in this prospectus supplement by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on Form 10-K/A on March 23, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Cowen Inc.

$162,000,000

Debt Securities

We may offer and sell debt securities from time to time in one or more series and in amounts, at prices and on terms that we will determine at the time of the offering. These debt securities may be senior or subordinated. The aggregate initial offering price of the debt securities that we will offer will not exceed $162,000,000.

This prospectus provides you with a general description of the debt securities that may be offered. Each time debt securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

The debt securities may be offered and sold on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our debt securities.

Investing in our debt securities involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus, and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2018

References in this prospectus to “we,” “us,” “our” and the “Company” refer to Cowen Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of registration statements that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may offer and sell, from time to time the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. This prospectus does not contain all of the information set forth in the registration statements as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered debt securities, please refer to the registration statements. Each time we offer debt securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent any statement made in a prospectus supplement or a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or the incorporated document. You should read both this prospectus and any prospectus supplement together with additional information incorporated herein and therein described under the heading “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus or of any prospectus supplement, free writing prospectus or document incorporated by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain certain forward-looking statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking terms such as “may,” “might,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “possible,” “potential,” “intend,” “seek” or “continue,” the negative of these terms and other comparable terminology or similar expressions. In addition, our management may make forward-looking statements to analysts, representatives of the media and others. These forward-looking statements represent only the Company’s beliefs regarding future events (many of which, by their nature, are inherently uncertain and beyond our control) and are predictions only, based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks outlined under Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports we have filed with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update any of these forward-looking statements after the date they are made to conform our prior statements to actual results or revised expectations. Further disclosures that we make on related subjects in our additional filings with the SEC should be consulted.

RISK FACTORS

An investment in our securities involves risks. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated herein by reference, before you decide whether to purchase any of our debt securities, specifically the risk factors contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see the section of this prospectus titled “Where You Can Find More Information.”

COWEN INC.

The following highlights information about the registrant and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in any of our debt securities. You should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus.

Cowen Inc. (formerly Cowen Group, Inc.), a Delaware corporation formed in 2009, is a diversified financial services firm and, together with its consolidated subsidiaries (collectively, “Cowen” or the “Company”), provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management services through its two business segments: the investment management segment and the investment bank segment. The investment management segment includes private funds, managed accounts, commodity pools, real estate funds, private equity structures, registered investment companies and listed vehicles and also manages a significant portion of the Company’s proprietary capital. The investment bank segment offers industry focused investment banking for growth-oriented companies including advisory and global capital markets origination and domain knowledge-driven research, sales and trading platform for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services.

The Company’s investment management platform, which operates primarily under the Cowen Investment Management name (formerly “Ramius”), offers innovative investment products and solutions across the liquidity spectrum to institutional and private clients. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended since 1997. The Company’s investment management business offers investors access to a number of strategies to meet their specific needs including long/short equity, merger arbitrage, activism, health care royalties, private healthcare and private real estate. The Company’s investment management business focuses on attracting and retaining talented in-house and affiliated investment teams and providing seed capital and working capital, an institutional infrastructure, robust sales and marketing and industry knowledge. A significant portion of the Company’s capital is invested alongside the Company’s investment management clients. The Company has also invested some of its capital in its aviation and reinsurance businesses. Our investment management business had approximately $10.8 billion of assets under management as of April 1, 2018. See the section titled “Assets Under Management and Fund Performance” in our Quarterly Report on Form 10-Q for the period ended March 31, 2018 for further analysis.

Our investment bank businesses include investment banking, research, sales and trading, prime brokerage, global clearing and commission management services to companies and primarily institutional investor clients. Our primary target sectors (“Target Sectors”) are healthcare, technology, media and telecommunications, information and technology services, consumer, aerospace and defense, industrials, energy and transportation. We provide research and brokerage services to over 4,000 domestic and international clients seeking to trade securities and other financial instruments, principally in our Target Sectors. The investment bank segment also offers a full-service suite of introduced prime brokerage services targeting emerging private fund managers. Historically, we have focused our investment banking efforts on small to mid-capitalization public companies as well as private companies. From time to time, the Company invests in private capital raising transactions of its investment banking clients.

Our principal executive offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 845-7900. Our website address is www.cowen.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes, working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods presented. For purposes of computing this ratio, earnings consist of pre-tax net income (loss) before non-controlling interests and adjustment for income (loss) from equity investees plus fixed charges to the extent that these charges are included in the determination of earnings and distributed income of equity investees. Fixed charges consist of interest expense, amortization of debt discount and capitalized debt costs and the portion of rental expense that represents an appropriate interest factor.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	2.88	0.66	0.12	2.46	1.79	2.36

Earnings were insufficient to cover fixed charges at a 1:1 ratio by $11.9 million and $23.5 million for the years ended December 31, 2017 and 2016, respectively.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

The debt securities of a series will be the direct obligation of Cowen Inc. The debt securities offered hereby, consisting of notes, debentures and other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture dated as of October 10, 2014 between us and the trustee, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein.

Because the following is only a summary of selected provisions of the senior indenture, the subordinated indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the senior indenture, the subordinated indenture, and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the indentures, and any supplemental indentures thereto or officers’ certificates or board resolutions related thereto, and those made a part of the indentures by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Unless we inform you otherwise in the prospectus supplement, “Senior Indebtedness” will mean all of our indebtedness, including guarantees issued by us, unless the indebtedness states that it is not senior to the subordinated debt securities. In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” “our” and the “Company” refer to Cowen Inc. only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither indenture limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The senior debt securities will constitute our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness. The subordinated debt securities will constitute our unsecured and subordinated obligations and will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

The debt securities will effectively rank junior in right of payment to all liabilities of each of our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

Unless we inform you otherwise in the prospectus supplement, neither indenture will contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indentures will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

When we refer to “the trustee” we mean the applicable trustee serving in such capacity with respect to the debt securities issued under the related indenture. If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the purchase price of the debt securities, expressed as a percentage of the principal amount;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the record dates for any such interest payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index, formula or other method and the manner in which such amounts are to be determined and, if applicable, provisions to permit a pledge of obligations other than U.S. government securities and of money in such currency or currencies other than U.S. dollars (or the establishment of other arrangements) to satisfy the requirements for satisfaction and discharge of the applicable indenture with respect to the debt securities of such series;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	whether the provisions described below under the heading “—Defeasance and Discharge” apply to the debt securities;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	the relative degree, if any, to which the debt securities of such series shall be senior to or subordinated to other series of debt securities or other indebtedness of ours in right of payment; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein or in the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.

These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States (“U.S.”) federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Merger Covenant

Pursuant to the terms of each indenture, we may not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure of any such collateral), convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any Person, as defined in that indenture, or Persons in a single transaction or through a series of related transactions, unless:

•	we shall be the successor or continuing Person or, if we are not the successor or continuing Person, the resulting, surviving or transferee Person (the “Surviving Entity”) is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of our obligations under the debt securities and that indenture pursuant to a supplement thereto executed and delivered to the trustee;

•	immediately after giving effect to such transaction or series of related transactions, no event of default has occurred and is continuing under that indenture; and

•	we or our Surviving Entity shall have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of related transactions and any supplement thereto complies with the terms of that indenture and constitutes the legal, valid and binding obligation of us or the Surviving Entity, enforceable against us or the Surviving Entity in accordance with its terms.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the terms of the applicable indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every one of our rights and powers under the applicable indenture with the same effect as if such Surviving Entity had been named in our place. We shall (except in the case of a lease) be discharged from all obligations and covenants under that indenture and any debt securities issued thereunder, and may be liquidated and dissolved.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	the failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and such default continues for 30 days or longer, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	the failure to pay the principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	the failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series issued under that indenture (except for our failure to comply with the covenant prohibiting certain consolidations, mergers and sales of assets (described above), which will be an event of default upon receipt by us of such notice);

•	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any of our or any restricted subsidiary’s indebtedness, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt of notice of any such acceleration) if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $50.0 million or more at any time;

•	one or more judgments in an aggregate amount in excess of $50.0 million remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

•	specified events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries, or any group of subsidiaries that, taken as a whole, would constitute a significant subsidiary;

•	the failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture; and

•	any other event of default provided for in that series of debt securities or the applicable indenture and described in the applicable prospectus supplement.

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

If an event of default relating to certain events of our bankruptcy or insolvency occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. At any time after the trustee or the holders have accelerated the applicable debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of those outstanding debt securities may, under certain circumstances, rescind and annul such acceleration.

If any other event of default for any series of debt securities occurs and is continuing, the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

Holders of a majority in principal amount of any series of outstanding debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default (including without limitation waivers obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). The prospectus supplement relating to any series of debt securities that are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default.

Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or additional amounts, if any, or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee notice that an event of default is continuing with respect to that series;

•	holders of at least 25% in aggregate principal amount of the debt securities of that series have requested the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	holders of a majority in aggregate principal amount of the debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

With respect to subordinated debt securities, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described below under “—Subordination.”

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon our becoming aware of any default or event of default, we are required within 30 days after the occurrence to deliver to the trustee a statement specifying such default or event of default.

Subordination

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (defined below). In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets;

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours;

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

The subordination will not affect our obligation, which will be absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination will not prevent the occurrence of any default under the subordinated indenture.

Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

•	if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist; or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

The term “Senior Indebtedness” means all indebtedness of ours outstanding at any time, except:

•	the subordinated debt securities;

•	indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with the subordinated debt securities;

•	indebtedness of ours owed to an affiliate of ours;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

•	our trade accounts payable.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or wavier of any term of such Senior Indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Modification and Waiver

Except as provided in the next four succeeding paragraphs or as may otherwise be provided pursuant to an indenture for all or any particular debt securities of any series, an indenture and the debt securities issued under that indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series issued under that indenture affected by the change, voting as separate classes for this purpose, and any existing default or event of default or compliance with any provision of an indenture or the debt securities may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series issued under the same indenture affected by the waiver, voting as separate classes for this purpose.

Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of any debt security or change its stated maturity, or alter the provisions relating to the redemption or repurchase of such debt securities;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make payments on any debt security payable in currency other than as originally stated in the debt security;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

•	waive a redemption payment with respect to any debt securities;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	make any change in the preceding amendment, supplement and waiver provisions; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

We may not amend the subordinated indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of Senior Indebtedness then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such Senior Indebtedness), except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of each affected series then outstanding, voting as separate classes, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

We and the trustee may supplement or amend each indenture or the debt securities without notice to or the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to establish the form or terms of debt securities of any series as permitted by that indenture;

•	to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our properties or assets, as applicable;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under that indenture of any such holder;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of that indenture under the Trust Indenture Act;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power herein conferred upon us;

•	to add additional events of default with respect to all or any series of debt securities;

•	to change or eliminate any of the provisions of that indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;

•	to supplement any provision of that indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;

•	to secure the debt securities;

•	to evidence and provide for the acceptance under that indenture of a successor trustee, each as permitted under the indenture and to add to or change any of the provisions of that indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

•	to conform the text of that indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of us with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series, as set forth in an officer’s certificate.

Defeasance and Discharge

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture.

If we deposit with the trustee under an indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from all of our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under that indenture or any supplemental indenture thereto, and the related events of default will no longer apply (“covenant defeasance”).

To effect legal defeasance or covenant defeasance, we must irrevocably deposit in trust with the trustee an amount in any combination of funds or government securities, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on the debt securities of that series and sinking fund or analogous payments on the debt securities of that series.

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium, interest and additional amounts, if any, on or with respect to the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes as a result of legal defeasance or covenant defeasance and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect occurring after the date of the applicable indenture.

If we effect covenant defeasance with respect to the debt securities of any series, the amount on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity. However, the debt securities of that series may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities of that series at the time of the acceleration and the holders of those debt securities will be required to look to us for repayment of any shortfall.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Satisfaction and Discharge

Except as may otherwise be provided pursuant to an indenture for all or any particular debt securities of any series issued in a currency or currencies other than U.S. dollars, an indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under that indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

•	either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

•	no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which we or a significant subsidiary is a party or by which we or a significant subsidiary is bound;

•	we have paid or caused to be paid all sums payable by it under the indenture; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

New York law will govern the indentures and the debt securities, without regard to conflicts of laws principles thereof.

PLAN OF DISTRIBUTION

We may sell the debt securities at any time after the effectiveness of the registration statement of which this prospectus forms a part in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

The offered debt securities may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The prospectus supplement will include:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	our net proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the place and time of delivery of the securities;

•	any commission paid to agents; and

•	any securities exchange on which the securities may be listed.

Sale through Underwriters, Dealers and Agents

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and dealers may receive compensation from the underwriters in the form of discounts or concessions. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers.

In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless otherwise provided in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such securities. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the securities.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our securities to be issued on a delayed or contingent basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commissions that we pay them and any profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us.

Each series of offered debt securities will be a new issue of securities and will have no established trading market. Securities may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom securities are sold for public offering or sale may make, but are not required to make, a market in the securities, and the underwriters or agents may discontinue making a market in the securities at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any securities.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the offered securities or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than would be the case in the absence of such transactions.

Direct Sales

We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tired to the market price for those securities.

Delayed Delivery Contracts

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities from us pursuant to contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will describe the conditions to those contracts and the commission payable for solicitation of those contracts.

Remarketing Arrangements

Offered securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts as our agents. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

Market-Making Resales By Affiliates

This prospectus may be used by Cowen and Company, LLC in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, Cowen and Company, LLC may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Cowen and Company, LLC may act as principal or agent, including as agent for the counterparty in a transaction in which Cowen and Company, LLC acts as principal, or as agent for both counterparties in a transaction in which Cowen and Company, LLC does not act as principal. Cowen and Company, LLC may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

The securities to be sold in market-making transactions include securities to be issued after the date of this prospectus, as well as securities previously issued.

We do not expect to receive any proceeds from market-making transactions. We do not expect that Cowen and Company, LLC or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to us.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Conflicts of Interest

Our affiliate, Cowen and Company, LLC, may participate in the distribution of the securities as an underwriter, dealer or agent. As our affiliate, Cowen and Company, LLC would be deemed to have a “conflict of interest” with us under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) with regard to any offering of the securities it participates in. Therefore, any offering of the securities Cowen and Company, LLC participates in will be conducted in compliance with the applicable requirements of FINRA Rule 5121. Cowen and Company, LLC will not participate in the distribution of an offering of securities that do not have a bona fide public market within the meaning of Rule 5121 and are not investment grade rated within the meaning of Rule 5121 or securities in the same series that have equal rights and obligations as investment grade rated securities unless either (1) each member firm responsible for managing the public offering does not have a conflict of interest within the meaning of Rule 5121, is not an affiliate of any member that does have a conflict of interest, and meets the requirements of Rule 5121 with respect to disciplinary history or (2) a qualified independent underwriter within the meaning of Rule 5121 has participated in the preparation of the prospectus supplement or other offering document for the offering of securities and has exercised the usual standards of due diligence with respect thereto. Neither Cowen and Company, LLC nor any other FINRA member participating in an offering of these securities that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

In compliance with guidelines of FINRA, the maximum commission, discount or other underwriting compensation to be received by the participating FINRA members may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Cowen Inc. for the year ended December 31, 2017, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cowen Inc. as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of Convergex Group, LLC and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in members’ equity, and cash flows and notes to consolidated financial statements for each of the years in the three-year period ended December 31, 2016, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Starboard Value A LP at December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated in this Prospectus and Registration Statement by reference to the Annual Report on Form 10-K/A filed with the SEC on March 23, 2018, and for each of the two years in the period ended December 31, 2017 have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2015, and for the year ended December 31, 2015, by PricewaterhouseCoopers LLP, independent auditors, as set forth in their respective report thereon appearing elsewhere herein, and is included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of Starboard Value A LP for the year ended December 31, 2015 incorporated in this Prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on Form 10-K/A on March 23, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We routinely file annual, quarterly and special reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 001-34516.

We maintain a public internet site at http://www.cowen.com and make available free of charge through this site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 6, 2018, as amended on March 23, 2018 and April 30, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on April 30, 2018; and

•	Our Current Reports on Form 8-K filed on January 5, 2018; January 25, 2018; April 26, 2018; May 14, 2018 (filed at 9:05:37 a.m. EDT); May 14, 2018 (filed at 9:12:42 a.m. EDT); and May 24, 2018.

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement and prior to the termination of the offering of securities covered by this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act). If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus or a subsequent incorporated document, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Cowen Inc.

599 Lexington Avenue

New York, New York 10022

(212) 845-7900

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

$90,000,000

Cowen Inc.

7.75% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

June 6, 2018

Joint Book-Running Managers

Morgan Stanley

UBS Investment Bank

Cowen

Co-Managers

JMP Securities

Ladenburg Thalmann

Sandler O’Neill + Partners, L.P.